EXHIBIT 99.1

Orion Energy Systems Announces Financial Results for the Second Quarter of Fiscal 2017

Revenue Grew by 19%; Gross Margin Expanded; Backlog Increased; Net Loss Narrowed; and the Company Provided $2.9 Million in Cash From Operating Activities in the second quarter.

MANITOWOC, Wis. - November 2, 2016 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2017 second quarter ended September 30, 2016.

Operating and Financial Highlights

•	Fiscal second quarter 2017 revenue was $18.7 million and grew by 19% over the prior year’s quarter;

•	LED fixtures reached 81% of lighting product revenue in the second quarter for the first time in the Company’s history;

•	Gross margins expanded to 33% in the second quarter, exceeding management’s 30% end-of-year target;

•	Net loss narrowed to $1.0 million in the second quarter of fiscal 2017 versus $3.6 million in the second quarter of fiscal 2016;

•	Orion provided $2.9 million in cash from operating activities in the second quarter of fiscal 2017;

•	Orion finished the second quarter of fiscal 2017 with $18.7 million in cash and cash equivalents;

•	Orion ended the second quarter of fiscal 2017 with $14.6 million in backlog;

•	Orion shipped over 2,200 customer orders in the second quarter of fiscal 2017, including 30 orders over $100,000.

John Scribante, Chief Executive Officer, commented that “Orion’s second quarter results began to show the benefits of the prior two years of management’s efforts to improve products, margins, and channels. We have developed the best retrofit LED lighting product lines in the market. Our high-end LED fixtures recently set a new industry record at 214 lumens per watt and our market-leading position is helping us deliver stronger financial performance as customers can clearly see the value proposition of our lighting solutions. This, in turn, is leading to higher gross margins and is making it easier for Orion to recruit and develop partners in our expanding agency channel. ”

Financial Results Review

The Second Quarter of Fiscal 2017

Revenue: Orion reported revenue of $18.7 million in the second quarter of fiscal 2017. Second quarter revenue grew by 19% over the comparable year-ago period. Product revenue represented 95% of total second quarter revenue and grew by 18% versus second quarter of fiscal 2016.

LED Lighting Revenue: Sales of LED fixtures were $14.0 million in the second quarter of fiscal 2017. This represented 33% growth from the comparable year-ago quarter. Orion continued to see strength in its high bay lighting products, while its new agency channel began to gain traction. Both of these factors were key contributors to the strong LED fixture sales. Furthermore, LED fixtures represented 81% of total lighting product sales in the second quarter of fiscal 2017, a new record for Orion.

Gross Margin: Orion’s gross margin reached 33% in the second quarter of fiscal 2017. This compares favorably with the 19% gross margin recorded in the second quarter of fiscal 2016. A favorable product mix toward higher margin products and ongoing manufacturing efficiencies were important contributors to the expansion of the Company’s gross margin.

Net Loss: Orion’s net loss decreased significantly in the second quarter of fiscal 2017 versus the comparable year-ago period. The net loss narrowed from $3.6 million to $1.0 million when comparing the second quarter of fiscal 2016 to the second quarter of fiscal 2017.

Balance Sheet: Orion finished the second quarter of fiscal 2017 with $18.7 million in cash and cash equivalents and $5.3 million in short-term and long-term borrowings. Orion’s net working capital was $30.6 million as of September 30, 2016, and its net book value was $43.1 million, or $1.53 per outstanding share (calculated by dividing shareholder’s equity by the weighted-average common shares outstanding at the end of the quarter).

Cash Flow: The Company provided $2.9 million in cash from operating activities in the second quarter of fiscal 2017. Effective management of working capital was the primary driver of the strong cash from operating activities in the second quarter.

Management Outlook for the Remainder of Fiscal Year 2017

The Company is maintaining its expectations for growth in fiscal 2017. Management expects total revenue to grow by 10-20 percent in fiscal 2017 versus the prior fiscal year and gross margin to remain at or near 30% for the balance of fiscal 2017.

Conference Call

Orion will discuss these results in a conference call on November 2, 2016, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through November 9, 2016. The replay can be accessed by dialing (855) 859-2056. The conference ID number is: 3287884.

About Orion Energy Systems

Orion is one of the leaders in the transformation of commercial and industrial buildings to state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's nearly 100 granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement

Certain matters discussed in this press release, including under our “Management Outlook for the Remainder of Fiscal Year 2017,”hare "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue, gross margin, net income and EBITDA objectives in fiscal 2017 and beyond; (ii) our ability to achieve and sustain profitability and positive cash flows; (iii) the availability of additional debt financing and/or equity capital, and our limited borrowing capacity under our bank line of credit; (iv) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (v) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (vi) our ability to compete and execute our strategy in a highly competitive and rapidly changing LED market and our ability to respond successfully to market competition; (vii) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (viii) adverse developments with respect to litigation and other legal matters to which we are subject; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales and our ability to pursue an expanded third-party sales channel through distribution and sales agents; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) a reduction in the price of electricity; (xviii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xix) increased competition from government subsidies and utility incentive programs; (xx) potential warranty claims; and (xxi) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.orionlighting.com in the Investor Relations section of the Company's Web site.

Investor Relations Contact:

Bill Hull
Chief Financial Officer
Orion Energy Systems, Inc.
(312) 660-3575

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Product revenue	$17,675	$14,982	$33,027	$30,778
Service revenue	995	746	1,277	1,538
Total revenue	18,670	15,728	34,304	32,316
Cost of product revenue	11,752	12,301	23,171	24,414
Cost of service revenue	674	515	863	1,232
Total cost of revenue	12,426	12,816	24,034	25,646
Gross profit	6,244	2,912	10,270	6,670
Operating expenses:
General and administrative	3,598	3,403	7,499	7,274
Sales and marketing	3,125	2,634	6,020	5,703
Research and development	517	441	998	863
Total operating expenses	7,240	6,478	14,517	13,840
Loss from operations	(996)	(3,566)	(4,247)	(7,170)
Other income (expense):
Other income	90	—	190	—
Interest expense	(68)	(60)	(138)	(151)
Interest income	14	32	24	80
Total other income (expense)	36	(28)	76	(71)
Loss before income tax	(960)	(3,594)	(4,171)	(7,241)
Income tax expense (benefit)	10	6	(261)	11
Net loss and comprehensive loss	$(970)	$(3,600)	$(3,910)	$(7,252)
Basic net loss per share attributable to common shareholders	$(0.03)	$(0.13)	$(0.14)	$(0.26)
Weighted-average common shares outstanding	28,171,899	27,598,492	28,029,526	27,540,378
Diluted net loss per share	$(0.03)	$(0.13)	$(0.14)	$(0.26)
Weighted-average common shares and share equivalents outstanding	28,171,899	27,598,492	28,029,526	27,540,378

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	As Of
	September 30,	March 31,
	2016	2016
Assets
Cash and cash equivalents	$18,734	$15,542
Accounts receivable, net	12,236	10,889
Inventories, net	17,007	17,024
Deferred contract costs	392	37
Prepaid expenses and other current assets	1,187	5,038
Total current assets	49,556	48,530
Property and equipment, net	14,049	17,004
Other intangible assets, net	4,779	5,048
Long-term accounts receivable	13	108
Other long-term assets	168	185
Total assets	$68,565	$70,875
Liabilities and Shareholders’ Equity
Accounts payable	$12,383	$11,716
Accrued expenses and other	5,741	6,586
Deferred revenue, current	601	243
Current maturities of long-term debt and capital leases	242	746
Total current liabilities	18,967	19,291
Revolving credit facility	4,860	3,719
Long-term debt and capital leases, less current maturities	237	302
Deferred revenue, long-term	983	1,022
Other long-term liabilities	443	558
Total liabilities	25,490	24,892
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at September 30, 2016 and March 31, 2016; no shares issued and outstanding at September 30, 2016 and March 31, 2016	—	—
Common stock, no par value: Shares authorized: 200,000,000 at September 30, 2016 and March 31, 2016; shares issued: 37,641,409 at September 30, 2016 and 37,192,559 at March 31, 2016; shares outstanding: 28,214,852 at September 30, 2016 and 27,767,138 at March 31, 2016	—	—
Additional paid-in capital	153,142	152,140
Treasury stock, common shares: 9,426,557 at September 30, 2016 and 9,425,421 at March 31, 2016	(36,075)	(36,075)
Shareholder notes receivable	(4)	(4)
Retained deficit	(73,988)	(70,078)
Total shareholders’ equity	43,075	45,983
Total liabilities and shareholders’ equity	$68,565	$70,875

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	Six Months Ended September 30,
	2016	2015
Operating activities
Net loss	$(3,910)	$(7,252)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	755	1,561
Amortization	482	704
Stock-based compensation	868	738
Loss on sale of property and equipment	—	18
Changes in inventory reserves	443	12
Provision for bad debts	67	227
Other	112	38
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(1,320)	2,383
Inventories	(426)	(1,627)
Deferred contract costs	(356)	(60)
Prepaid expenses and other assets	3,813	1,262
Accounts payable	667	(2,309)
Accrued expenses and other	(880)	(877)
Deferred revenue, current and long-term	319	(138)
Net cash provided by (used in) operating activities	634	(5,320)
Investing activities
Purchase of property and equipment	(226)	(179)
Additions to patents and licenses	(213)	(11)
Proceeds from sales of property, plant and equipment	2,600	—
Net cash provided by (used in) investing activities	2,161	(190)
Financing activities
Payment of long-term debt and capital leases	(743)	(1,000)
Proceeds from revolving credit facility	41,211	27,088
Payment of revolving credit facility	(40,071)	(27,125)
Payment of common stock issuance costs	—	(1)
Payments to settle employee tax withholdings on stock-based compensation	(4)	(20)
Net proceeds from employee equity exercises	4	12
Net cash provided by (used in) financing activities	397	(1,046)
Net increase (decrease) in cash and cash equivalents	3,192	(6,556)
Cash and cash equivalents at beginning of period	15,542	20,002
Cash and cash equivalents at end of period	$18,734	$13,446